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THE LOEWEN GROUP INC.
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(NYSE, TSE, ME: LWN)                                        NEWS


Investor Contact:                                           Media Contact:
Chris Hunter, Director, Investor Relations                  Dave Laundy, Vice
The Loewen Group Inc.                                       President
Tel: (800) 347-7010                                         Corp. Communications
                                                            Tel: (604) 293-7857


                              FOR IMMEDIATE RELEASE

                     LOEWEN GROUP ANNOUNCES CONSOLIDATION OF
                    OPERATIONAL AND ADMINISTRATIVE FUNCTIONS


VANCOUVER, BC, June 22, 1998 --In a further initiative to strengthen the company's competitive position and enhance margins, The Loewen Group Inc. today announced it will consolidate in the company's Vancouver headquarters operational and administrative functions currently performed at its Philadelphia office. The move is expected to result in significant efficiencies and cost savings through elimination of duplications.

Larry Miller, Executive Vice President, Operations, has decided for family and personal reasons to decline the opportunity to relocate to the Vancouver office from his base in Philadelphia. Mr. Miller's responsibilities will be assumed by other executives. However, he will remain as a director of the company and a personal advisor to Chairman and Chief Executive Officer Ray Loewen. "Larry Miller has been one of the greatest entrepreneurial leaders in our industry. We expect to benefit substantially from his continued active role in our company," said Mr. Loewen.

"The company will continue to expand and strengthen senior management to accommodate its rapid growth," said Mr. Loewen. "In addition, Loewen's four regional presidents and two regional vice-presidents will assume increased responsibility for day-to-day operations. The company's executive committee will continue to focus on ways to streamline operations, reduce costs and provide the highest quality service to client families."

These changes will affect approximately half of the 300 employees located in Loewen's Philadelphia office.

"This is one further step in our program to improve profitability and enhance long term shareholder value," said Chief Financial Officer Paul Wagler. "We are determined to become the best managed company in our industry."

The Loewen Group Inc. is the second largest and fastest growing funeral home and cemetery operator in North America in terms of revenues and assets. The company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries in the United States, Canada and the United Kingdom. Over 90 per cent of the company's revenue is derived from the United States.

Note: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company's management, and the company's assumptions regarding such performance and plans, are forward-looking in nature. Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the company's publicly-filed quarterly and annual reports.

The Loewen Group's website is located at http://www.loewengroup.com


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